Exhibit 1.1

AMENDMENT NO.2 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO.2 TO AGREEMENT AND PLAN OF MERGER (the “Amendment”), dated as of April 5, 2024, by and among, Feutune Light Acquisition Corporation, a Delaware corporation (“Parent”), Feutune Light Merger Sub Inc. a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Thunder Power Holdings Limited, a British Virgin Islands company (the “Company”). Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Parent, Merger Sub, and the Company are parties to a certain Agreement and Plan of Merger dated as of October 26, 2023 (as amended on March 19, 2024, the “Merger Agreement”); and

WHEREAS, in accordance with the terms of Section 11.2 of the Merger Agreement, Parent, Merger Sub and the Company desire to amend the Merger Agreement as set forth herein to modify the composition the PubCo’s board of directors upon and immediately following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

Section 1. Amendments to the Merger Agreement. Article II, Section 2.3 of the Merger Agreement shall hereby be deleted in its entirety and shall be replaced as follows:

“2.3 Directors and Officers.

(a) Directors and Officers of the PubCo. Upon and immediately following the Effective Time, the PubCo’s board of directors shall consist of five (5) directors, among which three (3) directors shall be nominated by the Company prior to the Effective Time, with at least two (2) directors being independent under Nasdaq rules and one (1) director shall be nominated by the Parent, and one (1) director shall be mutually nominated by the Company and Parent, prior to the Effective Time. Upon the Effective Time, the PubCo’s board of director shall take necessary corporate action so that the officers of PubCo shall be the individuals identified by the Company prior to the Closing Date, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of PubCo., provided that each of them shall enter into the Personnel Agreement with PubCo immediately prior to the Effective Time.

(b) Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of Merger Sub shall resign and the board of directors and executive officers of the Surviving Corporation shall consist of directors and officers of the Company immediately prior to the Effective Time.”

Section 2. Effectiveness of Amendment. Upon the execution and delivery hereof, the Merger Agreement shall thereupon be deemed to be amended as set forth herein and with the same effect as if the amendments made hereby were originally set forth in the Merger Agreement, and this Amendment and the Merger Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

Section 3. General Provisions.

(a) Miscellaneous. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or PDF transmission. The terms of Article XI of the Merger Agreement shall apply to this Amendment, as applicable.

(b) Merger Agreement in Effect. Except as specifically and explicitly provided for in this Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Parent:

Feutune Light Acquisition Corporation

By:	/s/ Yuanmei Ma
	Name:	Yuanmei Ma
	Title:	Chief Financial Officer

Merger Sub:

Feutune Light Merger Sub Inc.

By:	/s/ Yuanmei Ma
	Name:	Yuanmei Ma
	Title:	Sole Director and Chairman

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

The Company:

Thunder Power Holding Limited

By:	/s/ Wellen Sham
	Name:	Wellen Sham
	Title:	Chief Executive Officer